EXHIBIT 18.1
August 8, 2008
Tidelands Royalty Trust “B”
Dallas, Texas
Ladies and Gentlemen:
We have been furnished with a copy of the quarterly report on Form 10-Q of Tidelands Royalty Trust “B” (the “Trust”) for the six months ended June 30, 2008, and have read the Trust’s statements contained in Note 3 to the consolidated financial statements included therein. As stated in Note 3, the Trust changed its basis of presentation of the consolidated financial statements from the accrual basis to the modified cash basis and states that the newly adopted method of accounting is preferable in the circumstances because the Trustee believed that distributable income is a more useful measure to the unitholders of the Trust than net income. The newly adopted method of accounting corresponds to the basis of presentation permitted for royalty trusts by the Securities and Exchange Commission (SEC), as specified by Staff Accounting Bulletin Topic 12:E, Financial Statements of Royalty Trusts. By adopting the modified cash basis method of accounting, the Trust reports distributable income instead of net income. In accordance with your request, we have reviewed and discussed with the Trustee the circumstances and business judgment and planning upon which the decision to make the change in the basis of presentation was based.
We have not audited any financial statements of the Trust as of any date or for any period subsequent to December 31, 2007 for the Trust, nor have we audited the information set forth in the aforementioned Note 3 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Trust’s compliance with the requirements of the SEC, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Trust’s circumstances.
Very truly yours,
/s/ KPMG LLP